Exhibit 4.2


PLAN:   INCENTIVE STOCK OPTION_______   NON-QUALIFIED STOCK OPTION ______



                               STOCK OPTION AWARD

         The Stock Option Award is made and entered into this _______day of ___________________, 199__, by and between Storage Computer Corporation, a Delaware Corporation, whose address is 11 Riverside Street, Nashua, New Hampshire, and _____________________________________________ whose address is
______________________________________________________________________.

A copy of Storage Computer Corporation's Restated and Amended Stock Incentive Plan is attached hereto.

Subject to the limitations provided in the Plan, the Award of the stated Options vests during the respective periods as herein stated.


Number of Shares: ______________                 Price Per Share: ______________

                            Exercise Period            No. of Shares Exercisable
                            ---------------            -------------------------

On or after, but not
prior to:

On or after:

On or after:

On or after:

Last Exercise Date due to Option expiration: ___________________


         IN WITNESS WHEREOF, Storage Computer Corporation has caused this Award to be signed by its duly authorized representative, and the Optionee has duly signed this Award as indication of his acceptance of the Award.


STORAGE COMPUTER CORPORATION                  ACCEPTED:


By:   _______________________________
_____________________________________

Date:_______________________________          Date:
____________________________________